Lake Shore Bancorp, Inc. Announces

Second Quarter 2025 Financial Results

DUNKIRK, N.Y. — July 23, 2025 — Lake Shore Bancorp, Inc. (the “Company”) (NASDAQ: LSBK), the new holding company for Lake Shore Bank (the “Bank”), reported unaudited net income of $1.9 million, or $0.34 per diluted share, for the second quarter of 2025 compared to net income of $1.1 million, or $0.19 per diluted share, for the second quarter of 2024. For the first six months of 2025, the Company reported unaudited net income of $3.0 million, or $0.53 per diluted share, as compared to $2.1 million, or $0.36 per diluted share, for the first six months of 2024. The Company's financial performance for the second quarter of 2025 was positively impacted by an increase in net interest income and non-interest income along with a decrease in non-interest expenses as a result of strategic balance sheet management, continuing efforts to optimize operating expenses, and reducing reliance on wholesale funding.

On July 18, 2025, the Company announced that the conversion of Lake Shore, MHC from mutual to stock form, the related stock offering by the Company and the Bank’s conversion from a federal savings bank to a New York chartered commercial bank was completed. As a result of the subscription offering, the Company sold a total of 4,950,460 shares of its common stock (approximately the midpoint of the offering range) at a price of $10.00 per share for total gross proceeds of $49.5 million. Earnings per share and other share information disclosed throughout do not reflect the effect of the Company's conversion and related stock offering.

"I am pleased with the Company’s Second Quarter and Six Month 2025 financial results. The strategic actions taken throughout the past two years are beginning to bear quality earnings momentum,” stated Kim C. Liddell, President, CEO, and Director. “I am grateful for our depositors’ support as we raised $49.5 million to provide the Company with capital needed to prudently and strategically grow. We are excited about what the future holds."

Second Quarter 2025 and Year-to-Date Financial Highlights:

•
Net income increased to $1.9 million during the second quarter of 2025, an increase of $803,000, or 72.0%, when compared to the second quarter of 2024. Net income was positively impacted by an increase in net interest income of $916,000, or 17.6%, when compared to the second quarter of 2024;
•
Net income increased to $3.0 million during the first half of 2025, an increase of $845,000, or 39.7%, when compared to the first half of 2024. Net income was positively impacted by an increase in net interest income of $1.2 million, or 12.1%, when compared to the first half of 2024;
•
Net interest margin increased to 3.84% during the second quarter of 2025, an increase of 35 basis points when compared to net interest margin of 3.49% during the first quarter of 2025 and an increase of 70 basis points when compared to net interest margin of 3.14% during the second quarter of 2024;
•
Reduced reliance on wholesale funding by repaying $8.3 million of Federal Home Loan Bank of New York ("FHLBNY") borrowings during the first half of 2025 with only $2.0 million outstanding as of June 30, 2025;
•
At June 30, 2025 and December 31, 2024, the Company’s percentage of uninsured deposits to total deposits was 18.1% and 13.5%, respectively. Excluding the $43.7 million of funds collected and held on deposit in a segregated account in connection with the Company's stock offering in the second quarter of 2025, the Company's uninsured deposits to total deposits totaled 12.0% at June 30, 2025;

•
Book value per share increased 3.0% to $16.13 per share at June 30, 2025, as compared to $15.67 per share at December 31, 2024;
•
Non-performing assets as a percentage of total assets decreased to 0.24% at June 30, 2025, as compared to 0.55% at December 31, 2024, primarily due to a decrease in non-performing assets of $2.0 million, or 53.3%; and
•
The Bank's capital position remains "well capitalized" with a Tier 1 Leverage ratio of 14.37% and a Total Risk-Based Capital ratio of 18.94% at June 30, 2025.

Net Interest Income

Net interest income for the second quarter of 2025 increased by $657,000, or 12.0%, to $6.1 million as compared to $5.5 million for the first quarter of 2025 and increased $916,000, or 17.6%, as compared to $5.2 million for the second quarter of 2024. Net interest margin and interest rate spread were 3.84% and 3.32%, respectively, for the second quarter of 2025 as compared to 3.49% and 2.94%, respectively, for the first quarter of 2025 and 3.14% and 2.56%, respectively, for the second quarter of 2024.

Net interest income for the first half of 2025 increased $1.2 million, or 12.1%, to $11.6 million as compared to $10.3 million for the first half of 2024. Net interest margin and interest rate spread were 3.67% and 3.13%, respectively, for the first half of 2025 as compared to 3.12% and 2.55%, respectively for the first half of 2024.

Interest income for the second quarter of 2025 was $9.1 million, an increase of $740,000, or 8.8%, compared to $8.4 million for the first quarter of 2025, and an increase of $353,000, or 4.0%, compared to $8.8 million for the second quarter of 2024.

The increase in interest income from the prior quarter was primarily due to an increase in interest earned on loans of $717,000, or 9.2%, with an increase in the average yield on loans of 44 basis points. The increase in the average yield on loans was positively impacted by the recognition of $461,000 of interest income associated with the payoff of three loans on nonaccrual status during the second quarter of 2025. Interest earned on securities decreased by $13,000, or 3.4%, due to a $1.6 million decrease in the average balance of securities during the second quarter of 2025 as compared to the prior quarter.

The increase in interest income from the prior year quarter was primarily due to an increase in interest earned on loans of $776,000, or 10.1%, with an increase in the average yield on loans of 54 basis points. The increase in the average yield on loans was positively impacted by the recognition of $461,000 of interest income associated with the payoff of three loans on nonaccrual status during the second quarter of 2025. The increase was partially offset by a $377,000, or 58.3% decrease in interest earned on interest-earning deposits resulting primarily from a decrease in the average balance of interest earning deposits of $25.5 million, or 48.4%. The decrease in the average balance of interest earning deposits from the prior year was primarily due to the repayment of FHLBNY borrowings during the period. Additionally, during the second quarter of 2025 as compared to the same period in 2024, there was a $46,000 decrease in interest earned on securities due to decreases in the average balance and average yield of securities of $2.8 million, or 4.7%, and 19 basis points, respectively.

Interest income for the first half of 2025 was $17.5 million, an increase of $111,000, or 0.6%, compared to $17.4 million, for the first half of 2024. This increase was primarily due to an increase in the interest earned on loans of $943,000, or 6.2%, with a 38 basis points increase in the average yield on loans. This was partially offset by a $742,000, or 59.6% decrease in interest earned on interest earning deposits resulting from a $23.0 million, or 47.5% decrease in the average balance of interest-earning deposits and a 119 basis points decrease in the average yield of interest earning deposits.

Interest expense for the second quarter of 2025 was $3.0 million, an increase of $83,000, or 2.9%, from $2.9 million in the first quarter of 2025, and a decrease of $563,000, or 15.9%, from $3.5 million for the second quarter of 2024.

The increase in interest expense when compared to the previous quarter was primarily due to an increase in the average balance of interest-bearing liabilities of $13.1 million, or 2.7% which was mostly driven by an increase in the average balance of time deposits of $8.3 million, or 4.0%. During the second quarter of 2025 as compared to the previous quarter, interest expense on deposits increased by $106,000, or 3.7%, due to a $15.5 million, or 3.2% increase in the average balance of deposits and a 1 basis point increase in the average interest rate paid on deposit accounts. The average interest rate paid on deposit accounts was impacted by a 22 basis points increase in the average interest rate paid on money market accounts, partially offset by an 11 basis points decrease in the average interest rate paid on time deposits. Average interest-bearing deposit balances were $493.3 million, a 3.2% increase during the second quarter of 2025 when compared to the previous quarter due to an increase in the average balance of all deposit categories. Interest expense on borrowed funds and other interest-bearing liabilities decreased by $23,000 primarily due to a $2.4 million, or 38.0%, decrease in the average balance of borrowed funds and other interest-bearing liabilities as the result of the repayment of $2.0 million of our FHLBNY borrowings during the second quarter of 2025.

The decrease in interest expense when compared to the prior year quarter was primarily due to a 32 basis points decrease in average interest rate paid on interest-bearing liabilities and a $24.7 million, or 4.7%, decrease in the average balance of interest-bearing liabilities. During the second quarter of 2025 as compared to the same period in 2024, interest expense on deposits decreased by $423,000, or 12.5%, due to a 33 basis points decrease in the average interest rate paid on deposit accounts and a $3.2 million, or 0.6%, decrease in the average balance of deposits. The decrease in the average interest rate paid on deposit accounts was primarily due to the decrease in market interest rates, time deposit repricing, and a marginal shift in deposit composition. Average interest-bearing deposit balances decreased 0.6% during the second quarter of 2025 when compared to the second quarter of 2024 due to a decrease in all deposit categories except money market accounts. During the second quarter of 2025, interest expense on borrowed funds and other interest-bearing liabilities decreased by $140,000, or 79.1%, compared to the second quarter of 2024, primarily due to a $21.4 million, or 84.7%, decrease in average borrowed funds and other interest-bearing liabilities outstanding due to the repayment of $25.0 million of FHLBNY borrowings during 2024 and $8.3 million during the first half of 2025.

Interest expense for the first half of 2025 was $5.9 million, a decrease of $1.1 million, or 16.2%, from $7.0 million for the first half of 2024. The decrease in interest expense was primarily due to a 29 basis points decrease in average interest rate paid on interest-bearing liabilities and a decrease in the average balance of interest-bearing liabilities of $32.2 million, or 6.2%. During the first half of 2025, there was a $825,000 decrease in interest expense on total deposit accounts when compared to the first half of 2024 due to a 29 basis points decrease in the average interest rate paid on total deposits along with a decrease in average total deposit balance of $9.9 million, or 2.0%. The decrease in the average interest rate paid on deposit accounts was primarily due to the decrease in market interest rates, time deposit repricing, and a marginal shift in deposit composition. Interest expense on borrowed funds and other interest-bearing liabilities also decreased $312,000, or 76.3%, during the first half of 2025 when compared to the first half of 2024, primarily due to a $22.4 million, or 81.6%, decrease in the average balance of borrowed funds and other interest-bearing liabilities outstanding as we reduced our FHLBNY borrowings.

Non-Interest Income

Non-interest income was $800,000 for the second quarter of 2025, an increase of $76,000, or 10.5%, as compared to $724,000 for the first quarter of 2025, and an increase of $62,000, or 8.4%, as compared to $738,000 for the second quarter of 2024. The increase from the prior quarter was primarily due to a $36,000 increase in service charges and fees, a $19,000 increase in unrealized gain on equity securities, and a $14,000 increase in debit card fees during the second quarter of 2025. The increase from the prior year quarter was primarily due to a $65,000 increase in unrealized gain on equity securities and a $23,000 increase in earnings on annuity assets in connection with the purchase of annuities during the fourth quarter of 2024, partially offset by a $14,000 decrease in service charges and fees.

Non-interest income was $1.5 million for the first half of 2025, an increase of $79,000, or 5.5%, as compared to the first half of 2024. The increase was primarily due to a $100,000 increase in unrealized gain on equity securities and a $46,000 increase in earnings on annuity assets in connection with the purchase of annuities during the fourth quarter of 2024, partially offset by a $42,000 decrease in service charges and fees and a $17,000 decrease in debit card fees.

Non-Interest Expense

Non-interest expense was $4.6 million for the second quarter of 2025, a decrease of $253,000, or 5.2%, as compared to $4.9 million for the first quarter of 2025, and a decrease of $272,000, or 5.6%, as compared to $4.9 million for the second quarter of 2024. The decrease from the prior quarter was primarily due to a decrease in professional services expense of $63,000, or 20.1%, along with decreases in salaries and employee benefits of $61,000, or 2.1%, and occupancy and equipment of $61,000, or 9.0%. The decrease from the second quarter of 2024 was primarily related to a decrease in FDIC insurance of $210,000, or 73.9%, and a decrease in professional services expense of $146,000, or 36.8%, partially offset by an increase in salaries and employee benefits of $198,000, or 7.5%.

Non-interest expense was $9.5 million for the first half of 2025, a decrease of $389,000, or 3.9%, as compared to $9.9 million for the first half of 2024. The decrease related primarily to a decline in FDIC insurance expense of $417,000, or 74.1%, due to a decrease in premium assessments related to remediating regulatory matters. As a result of management's efforts to decrease the use of external consultants and optimize operating expenses, professional services decreased by $159,000, or 22.0% and occupancy and equipment expenses decreased by $93,000, or 6.7%. These decreases were partially offset by an increase in salaries and employee benefits of $355,000, or 6.6%, and a $17,000, or 1.9%, increase in data processing primarily due to an increase in costs related to core system maintenance when compared to the prior year period.

Income Tax Expense

Income tax expense was $378,000 for the second quarter of 2025, an increase of $172,000, or 83.5%, as compared to $206,000 for the first quarter of 2025, and an increase of $162,000, or 75.0%, as compared to $216,000 for the second quarter of 2024. The increase in income tax expense from the prior quarter and prior year quarter was primarily related to the increase in pre-tax income earned during the current quarter, and an increase in the effective tax rate during the second quarter of 2025. The effective tax rate was 16.5% for the second quarter of 2025 as compared to 16.3% for the first quarter of 2025 and 16.2% for the second quarter of 2024.

Income tax expense was $585,000 for the first half of 2025, an increase of $186,000, or 46.6%, as compared to $399,000 for the first half of 2024. The increase in income tax expense from the first half of 2024 was primarily related to the increase in pre-tax income earned during the first half of 2025 and an increase in the effective tax rate during the first half of 2025. The effective tax rate was 16.4% for the first half of 2025 and 15.8% for the first half of 2024.

Credit Quality

The Company’s allowance for credit losses on loans was $5.2 million as of June 30, 2025 as compared to $5.1 million as of December 31, 2024. The Company’s allowance for credit losses on unfunded commitments was $323,000 as of June 30, 2025 as compared to $314,000 as of December 31, 2024. Non-performing assets as a percent of total assets decreased to 0.24% at June 30, 2025 as compared to 0.55% at December 31, 2024, primarily due to a decrease in non-performing assets of $2.0 million, or 53.3%. Contributing to this decrease was one commercial relationship representing two loans with a total amortized cost of $1.2 million being sold at foreclosure and one nonaccrual home equity loan with an amortized cost of $545,000 being paid off in full during the second quarter of 2025. The Company’s allowance for credit losses on loans as a percent of loans at amortized cost was 0.93% at June 30, 2025 and December 31, 2024.

The Company recorded no provision for credit losses during the second quarter of 2025 and recorded a provision for credit losses of $48,000 for the first half of 2025. Of this amount, $39,000 related to the loan portfolio and $9,000 related to the reserve for unfunded commitments. The increase in the allowance for credit losses on loans and unfunded commitments and the corresponding provision for credit losses recognized during the first half of 2025 was the result of an increase in the calculation of expected quantitative losses inclusive of forecasted economic trends, primarily related to the residential mortgage loan pool, partially offset by a decrease in the calculation of expected losses for the commercial loan pool.

Balance Sheet Summary

Total assets at June 30, 2025 were $734.8 million, a $49.3 million increase, or 7.2%, as compared to $685.5 million at December 31, 2024. Cash and cash equivalents increased by $42.2 million, or 127.5%, from $33.1 million at December 31, 2024 to $75.4 million at June 30, 2025. The increase in cash and cash equivalents was primarily due to an increase in interest earning deposits of $42.0 million, or 138.1%, as the result of $43.7 million of funds collected and held on deposit in a segregated account in connection with the Company's stock offering in the second quarter of 2025. Securities were $55.3 million at June 30, 2025 as compared to $56.5 million at December 31, 2024 with the decrease primarily due to repayments during the first half of 2025. Net loans receivable at June 30, 2025 and December 31, 2024 were $552.4 million and $544.6 million, respectively. Total deposits at June 30, 2025 were $627.5 million, an increase of $54.5 million, or 9.5%, compared to $573.0 million at December 31, 2024. The increase in deposits was primarily due to the collection of $43.7 million of funds collected and held on deposit in a segregated account in connection with the Company's stock offering in the second quarter of 2025. Total borrowings decreased to $2.0 million at June 30, 2025, a decrease of $8.3 million, or 80.5%, as compared to $10.3 million as of December 31, 2024.

Stockholders’ equity at June 30, 2025 was $92.9 million, an increase $3.0 million, or 3.4%, compared to $89.9 million at December 31, 2024. The increase in stockholders’ equity was primarily attributed to $3.0 million in net income earned during the first half of 2025.

About Lake Shore

Lake Shore Bancorp is the holding company of Lake Shore Bank, a New York chartered, community-oriented financial institution headquartered in Dunkirk, New York. The Bank has ten full-service branch locations in Western New York, including four in Chautauqua County and six in Erie County. The Bank offers a broad range of retail and commercial lending and deposit services. Lake Shore Bancorp’s common stock is traded on the NASDAQ Global Market as “LSBK”. Additional information about Lake Shore Bancorp is available at www.mylsbank.com.

Safe-Harbor

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements reflect management’s current views of future events and operations. These forward-looking statements are based on information currently available to the Company as of the date of this release. It is important to note that these forward-looking statements are not guarantees of future performance and involve and are subject to significant risks, contingencies, and uncertainties, many of which are difficult to predict and are generally beyond our control including, but not limited to, data loss or other security breaches, including a breach of our operational or security systems, policies or procedures, including cyber-attacks on us or on our third party vendors or service providers, economic conditions, the effect of changes in monetary and fiscal policy, inflation, tariffs, unanticipated changes in our liquidity position, climate change, public health issues, geopolitical conflict, increased unemployment, deterioration in the credit quality of the loan portfolio and/or the value of the collateral securing repayment of loans, reduction in the value of investment securities, the cost and ability to attract and retain key employees, regulatory or legal developments, tax policy changes, and our ability to implement and execute our business plan and strategy and expand our operations. These factors should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements, as our financial performance could differ materially due to various risks or uncertainties. We do not undertake to publicly update or revise our forward-looking statements if future changes make it clear that any projected results expressed or implied therein will not be realized.

# # # # #

Source: Lake Shore Bancorp, Inc.

Category: Financial

Investor Relations/Media Contact

Kim C. Liddell

President, CEO, and Director

Lake Shore Bancorp, Inc.

31 East Fourth Street

Dunkirk, New York 14048

(716) 366-4070 ext. 1012

Selected Financial Condition Data

	June 30,	December 31,
	2025	2024
	(Unaudited)
	(Dollars in thousands)

Total assets	$734,838	$685,504
Cash and cash equivalents	75,367	33,131
Securities, at fair value	55,323	56,495
Loans receivable, net	552,389	544,620
Deposits	627,499	572,978
Long-term debt	2,000	10,250
Stockholders’ equity	92,884	89,868

Statements of Income

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Interest income	$9,107	$8,754	$17,474	$17,363
Interest expense	2,985	3,548	5,887	7,024
Net interest income	6,122	5,206	11,587	10,339
Provision (credit) for credit losses	-	(285)	48	(637)
Net interest income after provision (credit) for credit losses	6,122	5,491	11,539	10,976
Total non-interest income	800	738	1,524	1,445
Total non-interest expense	4,625	4,897	9,503	9,892
Income before income taxes	2,297	1,332	3,560	2,529
Income tax expense	378	216	585	399
Net income	$1,919	$1,116	$2,975	$2,130
Basic and diluted earnings per share	$0.34	$0.19	$0.53	$0.36

Selected Financial Ratios
Return on average assets(1)	1.11%	0.63%	0.87%	0.60%
Return on average equity(1)	8.37%	5.19%	6.52%	4.94%
Average interest-earning assets to average interest-bearing liabilities	128.12%	127.00%	128.81%	126.67%
Interest rate spread(1)	3.32%	2.56%	3.13%	2.55%
Net interest margin(1)	3.84%	3.14%	3.67%	3.12%
Efficiency ratio	66.82%	82.39%	72.48%	83.94%

(1) Annualized

Average Balance Sheets, Interest, and Rates (Quarterly Comparison)

	For the Three Months Ended			For the Three Months Ended
	June 30, 2025			June 30, 2024
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$27,162	$270	3.98%	$52,618	$647	4.92%
Securities(1)	56,222	368	2.62%	58,988	414	2.81%
Loans, including fees	553,550	8,469	6.12%	551,091	7,693	5.58%
Total interest-earning assets	636,934	9,107	5.72%	662,697	8,754	5.28%
Other assets	52,724			49,661
Total assets	$689,658			$712,358

Interest-bearing liabilities
Demand & NOW accounts	$64,337	$15	0.09%	$67,167	$16	0.10%
Money market accounts	153,547	955	2.49%	140,759	947	2.69%
Savings accounts(3)	58,286	9	0.06%	60,528	10	0.07%
Time deposits	217,101	1,969	3.63%	228,023	2,398	4.21%
Borrowed funds & other interest-bearing liabilities	3,869	37	3.83%	25,313	177	2.80%
Total interest-bearing liabilities	497,140	2,985	2.40%	521,790	3,548	2.72%
Other non-interest bearing liabilities	100,826			104,529
Stockholders' equity	91,692			86,039
Total liabilities & stockholders' equity	$689,658			$712,358
Net interest income		$6,122			$5,206
Interest rate spread			3.32%			2.56%
Net interest margin			3.84%			3.14%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 3.03% and 3.20% for the three months ended June 30, 2025 and 2024, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

(3) Included within savings accounts as of June 30, 2025 is $43.7 million of funds collected and held on deposit in a segregated account in connection with the Company's stock offering. The average rate paid on these funds was 5 basis points and the collection of these funds resulted in a $3.8 million increase in the average balance of savings accounts during the three months ended June 30, 2025.

Average Balance Sheets, Interest, and Rates (Year-to-Date Comparison)

	For the Six Months Ended			For the Six Months Ended
	June 30, 2025			June 30, 2024
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$25,372	$504	3.97%	$48,329	$1,246	5.16%
Securities(1)	57,008	748	2.62%	60,358	838	2.78%
Loans, including fees	549,578	16,222	5.90%	553,621	15,279	5.52%
Total interest-earning assets	631,958	17,474	5.53%	662,308	17,363	5.24%
Other assets	52,193			50,263
Total assets	$684,151			$712,571

Interest-bearing liabilities
Demand & NOW accounts	$63,565	$30	0.09%	$68,460	$33	0.10%
Money market accounts	153,116	1,822	2.38%	140,277	1,913	2.73%
Savings accounts(3)	55,927	18	0.06%	61,606	21	0.07%
Time deposits	212,975	3,920	3.68%	225,101	4,648	4.13%
Borrowed funds & other interest-bearing liabilities	5,046	97	3.84%	27,434	409	2.98%
Total interest-bearing liabilities	490,629	5,887	2.40%	522,878	7,024	2.69%
Other non-interest bearing liabilities	102,202			103,414
Stockholders' equity	91,320			86,279
Total liabilities & stockholders' equity	$684,151			$712,571
Net interest income		$11,587			$10,339
Interest rate spread			3.13%			2.55%
Net interest margin			3.67%			3.12%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 3.03% and 3.16% for the six months ended June 30, 2025 and 2024, respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

(3) Included within savings accounts as of June 30, 2025 is $43.7 million of funds collected and held on deposit in a segregated account in connection with the Company's stock offering. The average rate paid on these funds was 5 basis points and the collection of these funds resulted in a $1.9 million increase in the average balance of savings accounts during the six months ended June 30, 2025.

Average Balance Sheets, Interest, and Rates (Prior Quarter Comparison)

	For the Three Months Ended			For the Three Months Ended
	June 30, 2025			March 31, 2025
	Average	Interest Income/	Yield/	Average	Interest Income/	Yield/
	Balance	Expense	Rate(2)	Balance	Expense	Rate(2)
	(Unaudited)
	(Dollars in thousands)
Interest-earning assets:
Interest-earning deposits	$27,162	$270	3.98%	$23,562	$234	3.97%
Securities(1)	56,222	368	2.62%	57,804	381	2.64%
Loans, including fees	553,550	8,469	6.12%	545,561	7,752	5.68%
Total interest-earning assets	636,934	9,107	5.72%	626,927	8,367	5.34%
Other assets	52,724			51,656
Total assets	$689,658			$678,583

Interest-bearing liabilities
Demand & NOW accounts	$64,337	$15	0.09%	$62,784	$15	0.10%
Money market accounts	153,547	955	2.49%	152,680	867	2.27%
Savings accounts(3)	58,286	9	0.06%	53,541	9	0.07%
Time deposits	217,101	1,969	3.63%	208,804	1,951	3.74%
Borrowed funds & other interest-bearing liabilities	3,869	37	3.83%	6,237	60	3.85%
Total interest-bearing liabilities	497,140	2,985	2.40%	484,046	2,902	2.40%
Other non-interest bearing liabilities	100,826			103,593
Stockholders' equity	91,692			90,944
Total liabilities & stockholders' equity	$689,658			$678,583
Net interest income		$6,122			$5,465
Interest rate spread			3.32%			2.94%
Net interest margin			3.84%			3.49%

(1) The tax equivalent adjustment for bank qualified tax exempt municipal securities, using a federal statutory rate of 21%, results in rates of 3.03% and 3.04% for the three months ended June 30, 2025 and March 31, 2025 respectively. Yields above are not presented on a tax equivalent basis.

(2) Annualized.

(3) Included within savings accounts as of June 30, 2025 is $43.7 million of funds collected and held on deposit in a segregated account in connection with the Company's stock offering. The average rate paid on these funds was 5 basis points and the collection of these funds resulted in a $3.8 million increase in the average balance of savings accounts during the three months ended June 30, 2025.

Selected Quarterly Financial Data

	As of or For the Three Months Ended
	June 30, 2025	March 31, 2025	December 31, 2024	September 30, 2024	June 30, 2024
	(Unaudited)
	(Dollars in thousands, except per share amounts)
Selected Financial Condition Data:
Total assets	$734,838	$688,996	$685,504	$697,596	$711,042
Cash and cash equivalents	75,367	30,428	33,131	49,981	60,987
Securities, at fair value	55,323	55,801	56,495	58,782	57,309
Loans receivable, net	552,389	551,640	544,620	539,005	544,337
Deposits	627,499	582,730	572,978	587,563	589,395
Long-term debt	2,000	4,000	10,250	10,250	23,250
Stockholders’ equity	92,884	90,662	89,868	89,877	86,932

Condensed Statements of Income:
Interest income	$9,107	$8,367	$8,590	$8,851	$8,754
Interest expense	2,985	2,902	3,249	3,468	3,548
Net interest income	6,122	5,465	5,341	5,383	5,206
Provision (credit) for credit losses	-	48	(613)	(229)	(285)
Net interest income after provision (credit) for credit losses	6,122	5,417	5,954	5,612	5,491
Total non-interest income	800	724	1,068	791	738
Total non-interest expense	4,625	4,878	5,275	4,813	4,897
Income before income taxes	2,297	1,263	1,747	1,590	1,332
Income tax expense	378	206	278	258	216
Net income	$1,919	$1,057	$1,469	$1,332	$1,116
Basic and diluted earnings per share	$0.34	$0.19	$0.26	$0.24	$0.19

Selected Financial Ratios:
Return on average assets(1)	1.11%	0.62%	0.85%	0.76%	0.63%
Return on average equity(1)	8.37%	4.65%	6.52%	6.03%	5.19%
Average interest-earning assets to average interest-bearing liabilities	128.12%	129.52%	129.46%	128.81%	127.00%
Interest rate spread(1)	3.32%	2.94%	2.72%	2.67%	2.56%
Net interest margin(1)	3.84%	3.49%	3.31%	3.28%	3.14%
Efficiency ratio	66.82%	78.82%	82.30%	77.96%	82.39%

Asset Quality Ratios:
Non-performing loans as a percent of loans at amortized cost	0.32%	0.62%	0.69%	0.74%	0.73%
Non-performing assets as a percent of total assets	0.24%	0.50%	0.55%	0.57%	0.56%
Allowance for credit losses on loans as a percent of loans at amortized cost	0.93%	0.93%	0.93%	1.01%	1.08%
Allowance for credit losses on loans as a percent of non-performing loans	290.53%	148.89%	134.91%	137.03%	148.20%

Share Information:
Common stock, number of shares outstanding	5,759,172	5,760,272	5,735,226	5,737,036	5,737,036
Treasury stock, number of shares held	1,077,342	1,076,242	1,101,288	1,099,478	1,099,478
Book value per share	$16.13	$15.74	$15.67	$15.67	$15.15
Tier 1 leverage ratio (Bank-only)	14.37%	14.31%	13.83%	13.37%	13.02%
Total risk-based capital ratio (Bank-only)	18.94%	18.67%	18.79%	18.85%	18.64%

(1) Annualized